Exhibit 99.1

Dicerna Announces Appointment of Biotech Industry Leader

Bruce Peacock to its

Board of Directors and Audit Committee

September 15, 2014 — WATERTOWN, Mass. — Dicerna Pharmaceuticals, Inc. (NASDAQ:DRNA), a leader in the development of RNAi-based therapeutics, announced today the appointment of Bruce Peacock to its board of directors and audit committee. Mr. Peacock currently serves as chief financial and business officer at Opthotech Corp.

“Bruce Peacock is a recognized leader in the biotech industry,” said the company’s chief executive officer, Dr. Douglas Fambrough. “With an impressive list of accomplishments in operations, management and business development, Bruce will be a terrific addition to our board.”

Mr. Peacock has been with Opthotech Corp. since August 2010 and previously served as the chief executive officer of Alba Therapeutics, The Little Clinic, Adolor Corp., and Orthovita Inc., and as chief operating officer of Cephalon Inc., and chief financial officer of Centocor Inc. Mr. Peacock also serves as co-chair of the board of directors of Alba Therapeutics, and as a member of the board of directors of Discovery Laboratories Inc., Ocular Therapeutix, and Invisible Sentinel Inc. Mr Peacock holds a B.A. from Villanova University and is a certified public accountant.

“This is an especially exciting time for Dicerna,” stated Mr. Peacock. “I look forward to working with the Dicerna team in developing innovative treatments for genetically defined cancers and rare inherited diseases involving the liver.”

About Dicerna Pharmaceuticals, Inc.

Dicerna is a biopharmaceutical company focused on the discovery and development of innovative treatments for rare, inherited diseases involving the liver and for cancers that are genetically defined. The Company is using its proprietary RNA interference (RNAi) technology platform to build a broad pipeline in these therapeutic areas. In both rare diseases and oncology, Dicerna is pursuing targets that have historically been difficult to inhibit using conventional approaches, but where connections between targets and diseases are well understood and documented. The Company intends to discover, develop and commercialize novel therapeutics either on its own or in collaboration with pharmaceutical partners. For more information, please visit www.dicerna.com.

Cautionary Note on Forward-Looking Statements

This press release includes forward-looking statements, including statements regarding Dicerna’s clinical development. Such forward-looking statements are subject to risks and uncertainties, including financial, scientific, and regulatory risks regarding clinical development that could cause actual results to differ materially from those expressed or implied in such statements. The forward-looking statements contained in this press release reflect Dicerna’s current views with respect to future events, and Dicerna does not undertake and specifically disclaims any obligation to update any forward-looking statements.

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Investor Contact:

LaVoie Health Science

Donna LaVoie, 617-374-8800

dlavoie@lavoiehealthscience.com

or

Maureen Brown, 617-374-8800

mbrown@lavoiehealthscience.com